Exhibit 10.9

CONDITIONAL SHARE PURCHASE AGREEMENT

This CONDITIONAL SHARE PURCHASE AGREEMENT (“Agreement”) is entered into on 19 April 2022, BETWEEN:

Genius Group Ltd (the “Purchaser”), a public company duly organised and operating under the Laws of Singapore under registration number 201541844C, having its registered seat at 8 Amoy Street, #01-01 Singapore 049950 represented by Roger James Hamilton

AND

Lilian Magdalena Niemann holding 100% of the Shares in E-Squared Education Enterprises (Pty) Ltd. (the “Seller”), a private company duly incorporated and registered in accordance with the relevant Laws of the Republic of South Africa, with registered address at 1 Govan Mbeki Avenue, Medscheme House, Port Elizabeth, Eastern Cape 6001 represented by Lilian Magdalena Niemann.

R E C I T A L S

WHEREAS:

A.	Genius Group Ltd., (hereinafter referred to as “the Purchaser” or “GG”) is a public limited company duly incorporated and operated under the Laws of Singapore that is acquiring and integrating other companies to grow globally.

B.	E-Squared Education Enterprises (Pty) Ltd., is a private, limited liability company, duly incorporated and registered in accordance with the relevant Laws of the Republic of South Africa, (hereinafter referred to as “EE" or the “Company”), with registration number 2002/020554/07 and registered address at 1 Govan Mbeki Avenue Medscheme House, Port Elizabeth, Eastern Cape 6001.

C.	Lilian Magdalena Niemann is an adult businesswoman and South African citizen with identity number: 560902 0151 086, who is, at date of signature of this Agreement, the sole director and shareholder of the Company, presently holding 240 (two hundred and fourty) ordinary shares, constituting 100% (one hundred percent) of the total issued share capital in the Company (hereinafter referred to as “the Seller”).

D.	The Company is a holding company, which presently holds 100% (one hundered percent) of the total issued share capital in each of:

A.	Private Schools PE (Pty) Ltd (Registration Number: 2008/012290/07);

B.	ED-U Options Academy (Pty) Ltd (Registration Number: 2002/030559/07);

C.	ED-U City Campus (Pty) Ltd (Registration Number: 2001/018174/07); and

D.	E - CUBE Online Education (Pty) Ltd (Registration Number: 2019/460340/07)

(hereinafter referred to as “the EE Group of Companies”). It is recorded that the EE Group of Companies had an annual turnover of approximately R13 million and profit of approximately R1.2 million in the 2019 financial year.

E.	The Purchaser desires to acquire the Seller’s shareholding in the Company (hereinafter referred to as “the Sale Shares”). Consequently, the Purchaser has offered to acquire the Sale Shares from the Seller and the Seller has agreed to sell and transfer the Sale Shares (free from all Encumbrances and together with all rights, title and interest therein on the terms and conditions set forth in this Agreement) to the Purchaser for the agreed renumeration of R10 000 000.00 (ten million rand) (hereinafter referred to as “the Purchase Price”).

F.	The Seller, the Company, and the Purchaser (hereinafter collectively referred to as “the Parties”) have agreed to make certain representations, warranties, covenants and agreements in connection with the transaction contemplated in this Agreement.

NOW THEREFORE, in consideration of the above recitals, , the Parties agree as follows:

1.	DEFINITIONS

1.1.	Defined Terms:

1.1.1.	The terms below have the following meanings when used in this Agreement in capitalized form unless otherwise expressed:

a.	“Affiliate” means with respect to the Company, any other entity or Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company, where control may be by either management authority, contract or equity interest.

b.	"Agreement" or "the Agreement" or "this Agreement" means this Conditional Share Purchase Agreement and shall include the recitals, schedules attached hereto, contracts, certificates, disclosures and other documents to be executed and delivered pursuant hereto, if any, and any amendments made to this Agreement by the Parties in writing.

c.	“Authorised Dealer” means the offices in South Africa of the banks which are authorised to act, for the purposes of the Exchange Control Regulations, 1961 as amended, as Authorised Dealers in terms of section A.2 (A) of the Currency and Exchanges Manual for Au thoirsed Dealers dated 2022-02-23.

d.	“Books and Records” means all files, documents, instruments, records, etc. relating to the business of the Company, including financial statements, internal reports, tax returns and related documentation, as compiled by the Company accountants, budgets, pricing guidelines, ledgers, journals, deeds, policies, minute books, contracts, licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs and operating data.

e.	"Business Day" means any day other than a Saturday, Sunday, public holiday or any day on which banking institutions are authorized or obligated by Law to be closed in South Africa and Singapore.

f.	“Claims” means any demand, claim, action, cause of action, notice, suit, litigation, prosecution, mediation, arbitration, enquiry, assessment or proceeding made or brought by or against a Party, however arising and whether present, undetermined, immediate, future or contingent.

g.	"Closing" shall have the meaning ascribed to it in Section 5.1.

h.	"Closing Date" shall have the meaning ascribed to it in Section 3.4.

i.	“Completion Date” means the date of signing of this Agreement.

j.	"Conditions " means those conditions as set out in Section 3 of this Agreement.

k.	“ Customer Data” means: the data, text, drawings, diagrams, images or sounds (together with any database made up of any of these) which are embodied in any electronic, magnetic, optical or tangible media, including any Customer’s Confidential Information (save for “personal information” as defined in the South African Protection of Personal Information Act, No.4 of 2013), as defined in Article 4 of Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) or any other applicable data protection legislation.

l.	“ Customer Confidential Information" means any information disclosed (whether disclosed in writing, orally or otherwise) by the customer to the Company that is marked as “confidential”, described as “confidential” or should have been understood by the Company at the time of disclosure to be confidential.

m.	“Damages" means (a) any and all monetary (or where the context so requires, the monetary equivalent of) damages, fines, fees, penalties, Losses, and out-of-pocket expenses (including without limitation any liability imposed under any award, writ, order, judgment, decree or direction passed or made by any person); (b) subject to applicable Law, any punitive, or other exemplary or extra contractual damages payable or paid in respect of any contract; and (c) amounts paid in settlement, interest, legal costs, costs of investigation, reasonable fees and expenses of legal counsel, accountants, and other experts, and other expenses of litigation or of any Claims, default, or assessment.

n.	“Director/s” shall mean and include the current Director and/or Board of Directors, as the circumstances dictate, of the Company.

o.	"Effective Date" shall have the meaning ascribed to it in Section 3.3.

p.	“Encumbrance” with respect to any property, asset or securities, shall mean (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, security interest, equitable interest, title retention agreement, voting trust agreement, commitment, restriction or limitation or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (ii) any voting agreement, interest, option, pre-emptive rights, right of first offer, refusal or transfer restriction in favor of any Person and (iii) any adverse claim as to title, possession or use; “Encumber” and “Encumbered” shall be construed accordingly.

q.	“EE Group of Companies” means all Affiliates of E-Square Education Enterprises (Pty) Ltd where EE holds 100% (one hundred percent) of the voting rights in respect of such Affiliate, as well as the non – profit companies which are directly or indirectly controlled by the Director/s of EE.

r.	“GG Shares” means shares of the Public Limited Company: Genius Group with registered seat in Singapore.

s.	"Indemnified Party" has the meaning set out in Section 7.1.

t.	“Indemnifying Party” has the meaning set out in Section 7.1.

u.	"Intellectual Property" means collectively or individually, the following worldwide rights relating to intangible property, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (a) patents, patent applications, patent disclosures, patent rights, (b) rights associated with works of authorship, including without limitation, copyrights, copyright applications, copyright registrations; (c) rights in trademarks, trademark registrations, and applications thereof, trade names, service marks, service names, logos, or trade dress; (d) rights relating to the protection of trade secrets and confidential information; (e) internet domain names, internet and world wide web (www) URLs or addresses; (f) all other intellectual, information or proprietary rights anywhere in the world including rights of privacy and publicity, rights to publish information and content in any media, save for accreditations granted to EE or its Affiliates, which for the avoidance of doubt do not constitute Intellectual Property and are not capable of transfer.

v.	“IPO” means the listing of the GG shares on the New York Stock Exchange , which the Purchaser anticipates will be completed by 14 April 2022.

w.	“Law” or “Laws” shall mean any statute, law, regulation, ordinance, rule, Court Order, notification, order, decree, by-law, permit, license, approval, consent, authorization, government approval, directive, guideline, requirement or other governmental restriction, or any similar form of decision of, or determination by, or any interpretation, policy or administration, having the force of law of any of the foregoing, in the jurisdiction of Singapore or South Africa, as applicable, unless otherwise stated, over the matter in question, whether in effect as of the date of this Agreement or thereafter.

x.	“Liabilities” means with respect to any person: any direct liability, indebtedness, obligation, expense, guarantee of or by such person of any type, and whether accrued, absolute, contingent, matured, otherwise due or to become due.

y.	"Losses" means any and all losses, Liabilities, Claims, damages, write offs, reductions in value (including reduction in the value of the Sale Shares), costs (including costs of any assessment, investigation, defense, settlement or proceedings in respect of tax or any other legal proceedings), expenses (including reasonable legal costs and attorneys' fees) or other obligations.

z.	“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial position, assets or properties of the Company, or (b) the ability of the Company to perform its obligations under this Agreement, or (c) the validity or enforceability of this Agreement.

aa.	"Purchase Price" means the purchase price agreed by all parties, payable in respect of the Sale Shares as explained in Section 2, Point 2.4.

bb.	"Sale Shares" means the shares in EE in the amount of 240 (two hundred and fourty) ordinary shares constituting 100% (one hundred percent) of the issued share capital of the Company.

cc.	“Share Purchase” means the acquisition of the shares by GG through the transactions as set out in this Agreement.

dd.	“SPA” means the Share Purchase Agreement entered into by the Purchaser and the Seller on 28 November 2020.

ee.	“Transaction” means the acquisition and transfer of the Sale Shares to the Purchaser; payement of the Purchase Price to the Seller, as determined in this Agreement; and the change of the Board of Directors of the non – profit companies: Edu – U College (Port Elizabeth) NPC and Rara Avis Foundation NPC.

ff.	”Transaction Documents" means this Agreement together with the Appendices hereto, the Managers Contract Agreement, and the documents listed in Section 5, Points 5.2 a - e.

gg.	“Transfer” (including, with correlative meaning, the terms “Transferred by” and “Transferability”) means to transfer, sell, assign, pledge, hypothecate, create a security interest in or lien over, exchange, gift or transfer by operation of Law or in any other way subject to any Encumbrance or dispose of, whether or not voluntarily;

hh.	“ZAR” means South African Rand the lawful currency of the Republic of South Africa.

1.2.	Interpretation

1.2.1.	In this Agreement:

ii.	Words denoting any gender shall be deemed to include all other genders;

jj.	Words importing the singular shall include the plural and vice versa, where the context so requires;

kk.	The terms “hereof”, “herein”, “hereby”, “hereto” and other derivatives or similar words, refer to this entire Agreement or specified sections of this Agreement, as the case may be;

ll.	Reference to the term “Section” shall be a reference to the specified Section or Schedule of this Agreement;

mm.	Any reference to “writing” includes printing, typing, lithography and other means of reproducing words in a permanent visible form and/or electronic form.

nn.	The term “directly or indirectly” means directly or indirectly through one or more intermediary persons, or through contractual or other legal arrangements, and “direct or indirect” shall have correlative meanings;

oo.	All headings and subheadings of Sections, and use of bold typeface are for convenience only and shall not affect the construction or interpretation of any provision of this Agreement;

pp.	Reference to any legislation or Law or to any provision thereof shall include references to any such Law as it may, after the Effective Date, from time to time, be amended, supplemented or re-enacted, and any reference to statutory provision shall include any subordinate legislation made from time to time under that provision;

qq.	Reference to the word “include” or “including” shall be construed without limitation;

rr.	Terms defined in this agreement shall include their correlative terms;

ss.	Time is of the essence in the performance of the Parties’ respective obligations. If any time period specified herein is extended, such extended time shall also be of the essence;

tt.	References to the knowledge, information, belief or awareness of any pe shall be deemed to include the knowledge, information, belief or awareness of such person after examining all information which would be expected or required from a person of ordinary prudence;

uu.	All references to this Agreement or any other Transaction Document shall be deemed to include any amendments or modifications to this Agreement or the relevant Transaction Document, as the case may be, from time to time;

vv.	Reference to days, months and years are to calendar days, calendar months and calendar years, respectively, unless defined otherwise or inconsistent with the context or meaning thereof; and

ww.	Any word or phrase defined in the recitals or in the body of this Agreement as opposed to being defined in Section 1, Point 1.1 shall have the meaning so assigned to it, unless the contrary is expressly stated or the contrary clearly appears from the context.

2.	PURCHASE AND SALE OF SALE SHARES, OTHER TRANSACTION CONDITIONS

2.1.	The Seller declares and warrants that she holds all 240 (two hundred and fourty) of the Sale Shares of EE, who in turn is the solee shareholder of all the other companies in the EE Group of Companies, currently registered in South African, as well as the legal and beneficial owner of the Sale Shares which are free and clear from all Encumbrances together with all rights, title, interest and benefits pertaining thereto.

2.2.	Due to the fact that EDU College (Port Elizabeth) NPC and Rara Avis Foundation NPC are non-profit companies with no share capital and accordingly, no shares capable of transfer, the Parties acknowledge that notwithstanding the acquisition by GG of all of the shares in EE, these two non-profit companies will nevertheless still form part of the EE Group of Companies pursuant to the existing agreements which have been concluded by- and between them within the EE Group of Companies. Therefore, GG as the Purchaser shall have a right to appoint directors to the boards of each of the Non-profit Companies, being ED-U College (Port Elizabeth) NPC and Rara Avis Foundation NPC, such that there is a change in the control over the non-profit companies stipulated in this paragraph.

2.3.	As part of the Transaction the Seller shall facilitate the change of the Board of the Directors of the non-profit Companies – ED-U College (Port Elizabeth) NPC and Rara Avis Foundation NPC. The change of the control of the non-profit entities shall take place by not later than on the Closing Date.

2.4.	The Seller agrees to sell and the Purchaser agrees to purchase the Sale Shares for the Purchase Price of ZAR 10,000,000 (ten million rand). The Group consists of the companies specified in Appendix 1 to this Agreement. The payment for the Sale Shares shall be made in two instalments:

i.	The first instalment of ZAR 6,400,000 (six million four hundred thousand rand ) shall be paid on the Closing Date.

ii.	The second instalment of ZAR 3,600,000 (three million six hundred thousand rand) shall be paid within 6 (six) months of the Closing Date.

2.5.	The Seller hereby agrees and warrants that:

i.	pursuant to the receipt of the first instalment of the Purchase Price from Purchaser on the Closing Date, the Seller shall effect transfer of 154 (hundred and fifty-four) of the Sale Shares (being the equivalent of 64% of the shareholding in the Company), to the Purchaser; and

ii.	Pursuant to the receipt of the second instalment of the Purchase Price from the Purchaser within 6 (six) months of the Closing Date, the Seller shall effect transfer of to the remaining 86 (eighty-six) of the Sale Shares (being the equivalent of 36% of the shareholding in the Company) to the Purchaser.

2.6.	The Seller hereby warrants that the receptive tranches of 154 and 86 of the Sale Shares shall respectively pass on to the Purchaser, free of all Encumbrances whatsoever and together with all risks, legal rights and advantages now and hereafter attaching or accruing thereto, so that the Purchaser will upon the Transfer of the Sale Shares into its name, receive full legal and beneficial ownership thereof.

2.7.	For the avoidance of doubt, the Parties acknowledge, that the Share Purchase includes all rights, title, interest and benefits pertaining thereto.

2.8.	For the avoidance of doubt, the effect of the Share Purchase is that, apart from acquiring ownership of the total issued shareholding of the Company, the Purchaser will be the indirect holder of all the shares held by EE in its Affiliates, as well as the change of the control over the non – profit Companies referred to in Paragraph 2.3.

2.9.	The Seller is expected to remain actively involved in the leadership and management of EE for at least 3 (three) years from the Closing Date.

3.	CONDITIONS

3.1.	It is recorded for the sake of clarity that the Purchaser shall employ its best endeavors to ensure that the IPO closes by 14 April 2022.

3.2.	It is expressly agreed between the Parties that this Agreement is conditional upon the termination of the SPA, in accordance with the terms thereof.

3.3.	Should the SPA be terminated in accordance with its terms, only then shall this Agreement become effective and enforceable, and the Effective Date in terms of this Agreement shall be the date on which the SPA terminates, immediately after such termination is confirmed by either Party.

3.4.	Closing Date. It is expressly agreed by the Parties that the closing of the transaction contemplated by this Agreement will be the latest date of:

i.	the date which will coincide with the date on which the Seller receives either approval from the South African Reserve Bank or a confirmation for an Authorised Dealer for transfer of ownership of the Sale Shares to the Purchaser in terms of this Agreement; or

ii.	the date which will coincide with the completion of GG’s IPO of the GG Shares on New York Stock Exchange.

3.5.	Seller’s Conditions Precedent to Closing. The obligations of the Purchaser to make payment in respect of the Sale Shares as set out in 2.4 are subject to the satisfaction, or waiver in writing by the Purchaser at- or prior to the Closing, of the following conditions:

a.	Compliance with Obligations. EE, its Affiliates and the Seller shall have performed and complied in all respects with all agreements, obligations and conditions contained in the Agreement that are required to be performed or complied with on or before Closing and shall have obtained all approvals, consents and qualifications necessary to complete the sale and purchase of the Sale Shares; -

b.	No Proceedings. No administrative, investigatory, judicial, quasi judicial or arbitration proceedings shall have been brought by any Person seeking to enjoin, or seek Damages from any party in connection with the sale and purchase of the Sale Shares, and no order, injunction, or other action shall have been issued, pending or threatened, which involves a challenge or seeks to- or which prohibits, prevents, restrains, restricts, delays, makes illegal or otherwise interferes with the conclusion of any of the transactions contemplated under the Agreement and the Transaction Documents; -

c.	Capital Structure and Shareholding. No change in the capital structure of EE or rights attached to the Sale Shares shall have taken place prior to the Closing Date, unless such changes have been disclosed to and agreed with the Purchaser; -

d.	Execution of Transaction Documents. The Seller shall deliver to the Purchaser at the Closing Date of this Agreement the following documents:

i.	An extract from the Minutes of the Meeting of the Board of Directors in terms of which the Directors acknowledge having been made aware of the sole Shareholder of EE transferring the Purchased Shares;

e.	Accuracy of Warranties. A certificate, dated as of the Closing Date, executed by the Seller, certifying that the warranties set out in Section 5 are true and correct; -

3.3.	Purchaser’s Conditions Precedent to Closing. The obligations of the Purchaser to take transfer of the Sale Shares on the Closing Date are subject to the satisfaction, or waiver at- or prior to the Closing, of the following conditions.

f.	Compliance with Obligations. The Purchaser shall have performed and complied in all respects with all agreements, obligations and conditions contained in the Agreement that are required to be performed or complied with on or before Closing and shall have obtained all approvals, consents and qualifications necessary to complete the sale and purchase of the Sale Shares; -

g.	Consents and Waivers. The Purchaser will have obtained all necessary consents, waivers and undertakings to abide in writing from any person as may be required under any applicable Law or contract or otherwise, for the execution, delivery and performance of the Transaction Documents.

3.4.	Each of the Parties shall take all steps necessary to fulfil the Conditions Precedent promptly and expeditiously. If any of the Conditions Precedent is not fulfilled, the non-defaulting Party shall have the right, but not the obligation, to terminate this Agreement by written notice to the other Party and upon issuance of such written notice, this Agreement shall ipso facto terminate, save for any terms of this Agreement which are expressly stated to survive the termination of this Agreement.

3.5.	Immediately upon fulfilment (or if permitted, waiver) of all the Conditions Precedent, (i) the Seller shall provide written confirmation to EE of the transfer of Sale Shares as set out in 2.5 and (ii) the Purchaser shall provide written confirmation to EE confirming receipt of the Sale Shares .

3.6.	Co-Operation. The Parties shall co-operate with each other in good faith and provide all requisite assistance for the satisfaction of any of the Conditions Precedent upon being reasonably requested to do so by the other Party. If any Party becomes aware of anything which will or may prevent any of the Conditions Precedent from being fulfilled the relevant Party shall notify the other Party in writing as soon as practicable.

3.7.	After the Completion Date but not later than the Closing Date, the Seller shall perform all things necessary for-, including the completion of the necessary filings under applicable Law and execution of all other documents that may be necessary for-, the Transfer of the Sale Shares to the Purchaser, in particular;

i.	the Seller shall complete the necessary entries in EE’s securities register to record the Transfer of the Sale Shares from the Seller to the Purchaser.

ii.	the Seller shall deliver new Share certificate(s) representing the Sale Shares transferred by the Seller to the Purchaser,

iii.	EE shall pass resolutions, or procure the passing of resolutions, of its Affiliates – profit and non-profit companies – to make changes in their Boards of Directors of the non-profit Affiliates.

3.8.	Material Adverse Effect. Since the Completion Date of this Agreement, there shall not have been any event, occurrence, fact, condition, effect, change or development that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect on the Seller.

4.	PRE-CLOSING ACTIONS

4.1.	Between the Completion Date and the Closing Date, except as expressly permitted or required by this Agreement, or with the prior written consent of the Purchaser, the Seller shall:

a.	not directly or indirectly initiate or engage in discussions or negotiations with any other person for the purpose of any transactions in respect of any Shares or Assets of EE and its Affiliates, including creation of any interest, direct, indirect, current, future or contingent, in the Shares or Assets of EE and its Affiliates.

b.	not carry out any action or omission which may affect the proposed transaction under this Agreement or which may reduce or dilute the effective shareholding of the Purchaser upon Closing or which may change the shareholding of the Seller; -

c.	not pass any resolution, which is inconsistent with any provision of, or transactions contemplated under, the Transaction Documents; -

d.	carry-on the business only in the ordinary course of business; -

e.	comply with all applicable Laws relating to the Business; -

f.	not make any amendments to the Memorandum of Incorporation except as contemplated in this Agreement; - and

g.	not agree or otherwise commit to take any of the actions described in the foregoing sub sections (a), (b), (c) and (f).

4.2.	Reporting Requirements. During that period between the Completion Date and the Closing Date, EE and its Affiliates and the Seller shall promptly advise the Purchaser in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has had or may reasonably be expected to have a Material Adverse Effect.

4.3.	Access to Board Meetings, Documents. The Seller, EE and its Affiliates shall allow the Purchaser and its representatives to have reasonable access to the Books and Records, and other relevant documents necessary for the Transaction, with respect to Paragraph 10.1 below, until the Closing Date.

4.4.	No Actions to Cause Representations and Warranties to be Untrue. During the period between the Completion Date and the Closing Date, except as otherwise expressly contemplated in the Transaction Documents or agreed in writing by the Purchaser, the Seller shall not take-, or agree or otherwise commit to take-, any of the foregoing actions or any other action that if taken would reasonably be expected to cause any of the representations or warranties set out in Section 6 to be void.

5.	CLOSING, DELIVERY AND PAYMENT

5.1.	Closing. Subject to the fulfilment or waiver of the Conditions Precedent to Closing, the continued fulfilment or waiver thereof immediately prior to Closing, and the receipt of confirmation by the Purchaser from the Seller as contemplated in Section 3.5, the Seller shall Transfer and deliver to the Purchaser, and the Purchaser shall, upon reliance on, amongst other things, the representations, warranties and undertakings contained in this Agreement, receive and take delivery from the Seller all of the rights, title and interest of the Seller in the Sale Shares as set out in Section 2.5, free and clear from all Encumbrances, together with the share certificates and duly executed share transfer forms in relation to the Sale Shares. The Transfer or procurement of the Transfer of the final 86 (eighty-six) Sale Shares by the Seller to the Purchaser shall constitute the closing of the Share Purchase (“Closing”).

5.2.	Deliverables at Closing. At the Closing the Seller shall deliver to the Purchaser the following documents:

a.	Extract from the Company’s securities register evidencing that the securities register has been updated to reflect the Share Transfer; -

b.	New Share certificate with respect to the initial 154 (hundred and fifty-four) Sale Shares, reflecting the name of the Purchaser as the registered holder of the Sale Shares with respect to EE; and

c.	Any other document that may be reasonably required by the Purchaser pursuant to Closing under. -

5.3.	The obligations of each of the Parties in this Section are interdependent on each other. Closing shall not occur unless all of the obligations specified in this Section are complied with and are fully effective. Notwithstanding anything to the contrary, all transactions contemplated by this Agreement to be concluded at the Closing shall be deemed to occur simultaneously and no such transaction shall be deemed to be concluded unless all such transactions are concluded.

6.	REPRESENTATIONS AND WARRANTIES

6.1.	Representation and Warranties of the Seller. The Seller represents and warrants to the Purchaser that each of the statements set out below (Warranties of the Seller) is now- and will be- true and accurate as of the Effective Date (which representations and warranties shall be deemed to be repeated as of the Closing Date by reference to the facts and circumstances then existing, as if references in such representations and warranties to the Effective Date were references to the Closing Date). The representation and warranties are limited and qualified:

i.	by the limitations and qualifications as set out in Sections 8 and 9 below;

ii.	unless the provisions of sub Section iii below apply, to the extent to which disclosure of any fact or circumstance and the import thereof has been made to the Purchaser or any of its representatives, employees, directors, agents, advisers or officers, during the due diligence investigation conducted by the Seller on EE and its Affiliates;

iii.	by anything to the extent that it is within the actual knowledge of any of Roger Hamilton, Daniel Acutt, Gaurav Dama, Magdalena Klys-Korzen-iowska (whose actual informed knowledge shall be deemed to constitute knowledge on the part of the Purchaser).

6.2.	Authorization by Seller. This Agreement has been duly authorized, executed and delivered by the Seller and creates legal, valid and binding obligations of the Seller, enforceable in accordance with its terms. No consent, approval or authorization of any Person or entity is required in connection with the Seller execution or delivery of this Agreement or the conclusion by the Seller of the transactions contemplated by this Agreement, except for the acknowledgement of the Board of the transfer of the Sale Shares from the Seller to the Purchaser.

6.3.	Organization. EE is the holding Company duly organized and validly existing under the Laws of the Republic of South Africa, has full corporate power and authority to carry on its business as it is currently being conducted and to own, operate and hold its Assets as, and in the places where, such Assets are currently owned, operated and held.

6.4.	All of EE and its Affiliates’ contracts, agreements and instruments are valid and binding and enforceable against EE and its Affiliates and the other parties thereto in accordance with their terms and conditions. Immediately following the conclusion of this Agreement, each of the contracts, agreements or instruments will be in full force and effect and will be valid, binding and enforceable in accordance with their terms and conditions and not be subject to any claims, charges, set-offs or defences as a result of the conclusion of this Agreement.

6.5.	Intellectual Property. EE and/or its Affiliates (as the case may be) are the sole and exclusive legal and beneficial owner of all rights, title and interest in and to the Intellectual Property Rights (which are not licensed or sub-licensed to them), and all of these Intellectual Property Rights are freely and fully transferable, alienable, and licensable by EE without restriction and without payment of any kind to any third party and without approval of any third party. EE and/or its Affiliates own(s), or otherwise has/ve sufficient rights to all EE Intellectual Property Rights used in- or held for use for the business of EE and/or its Affiliates.

6.6.	IT Systems.

a.	All IT Systems are either: (i) owned and operated by, and are under the control of- EE and/or its Affiliates; or (ii) duly and validly leased or licensed to EE and/or its Affiliates for EE and its Affiliates’ use.

b.	The Systems are substantially free of any material bugs, errors, or Defects and have always performed substantially in conformity with the terms of all applicable Licenses and other contractual commitments (including service level requirements and express and implied warranties) and Documentation. For purposes of the foregoing, a (i) “Defect” is a deviation between the operation of any product or service as described in its Documentation and the manner in which the product or service actually operates and (ii) “Documentation” means user manuals, specifications, and related documentation for a product or service. The service levels, uptime, and availability commitments of all IT Systems that are provided to EE and/or its Affiliates by third parties are, at a minimum, consistent with industry standards.

c.	The Systems used by EE and its Affiliates do not contain- or make available any disabling software, code or instructions, spyware, Trojan horses, worms, viruses, malware, “backdoor,” “time bomb” or “drop dead device” (as such terms are commonly understood in the software industry) or other software routines that are designed to-, are intended to-, or can permit- or cause unauthorized access to-, or disruption, impairment, disablement, or destruction of a computer system or network or other device, software, data or other materials. EE and its Affiliates have taken all commercially reasonable steps and implemented commercially reasonable safeguards to ensure that all IT Systems are protected.

d.	The Systems are reasonably sufficient for the existing needs of EE and its Affiliates. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of EE and its Affiliates business in the manner it is currently being conducted and as currently proposed to be conducted.

6.5.	Employment Legal Compliance. EE and its Affiliates are and have at all times been in compliance in all material respects with all “Employment Legal Requirements” (being the Basic Conditions of Employment Act, No. 75 of 1997 and Labour Relations Act, No. 66 of 1995). EE and its Affiliates have completed and retained the employment policy with respect to the applicable Employment Law Requirements.

6.6.	Books and Records. The books of account and other records of EE and its Affiliates are accurate and complete in all material respects. At the Closing, all of such records will be in the possession of EE. The balance sheet reflecting Books and Records of EE and its Affiliates is stipulated in Appendix 1 to this Agreement.

6.7.	Absence of Changes. During the period between the Completion Date and the Closing Date, there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, will or would reasonably be expected to have or result in a Material Adverse Effect, except acquiring the shares of the Affiliates by the Seller in order to create the holding company. Between the Completion Date and the Closing Date, EE and its Affiliates have conducted their business only in the ordinary course and consistent with past practices, and EE and its Affiliates have: (i) used commercially reasonable efforts to (A) preserve intact its current business organization; (B) keep available the services of its then current officers, employees and independent contractors; (C) preserve its relationships with customers, suppliers, landlords, creditors and others having business dealings with it; and (D) maintain its assets in their current condition, except for ordinary wear and tear; (ii) repaired, maintained or replaced its equipment in accordance with the normal standards of maintenance applicable in the industry in which it operates; (iii) paid all accounts payable as they became due; and (iv) prepared and filed, or caused to be prepared and filed, any Tax Returns that were required to be filed and paid all Taxes due with respect to such Tax Returns within the time and in the manner required by applicable legal requirements.

6.8.	Share Ownership Etc.

a.	The Seller has the sole voting power, sole power of disposition and the sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Sale Shares proposed to be transferred by the Seller hereunder, with no limitations, qualifications or restrictions on such rights.

b.	All of the Sale Shares held by the Seller are fully paid and beneficially owned by the Seller, free and clear from all Encumbrances, and the Seller has full right, power and authority to sell, transfer, convey and deliver to the Purchaser good, valid and marketable title to the Sale Shares held by the Seller in accordance with the terms of this Agreement.

c.	The Sale Shares held by the Seller are not the subject matter of any claim, action, suit, investigation or other proceeding or judgment or subject to any prohibition, injunction or restriction on sale under any decree or order of any Governmental Authority.

d.	The Sale Shares held by the Seller was legally acquired, and validly owned and held by the Seller. The Seller represents that the Sale Shares held by them were acquired and are held in compliance with the applicable Law and subject to appropriate approvals by any Government Authority.

e.	There are no outstanding or authorized obligations, rights including allotment, pre-emptive rights, rights of first refusal pursuant to any existing agreement warrants, options, or other agreements including voting agreements, contracts, arrangements entered into by the Seller and binding upon EE and its Affiliates, of any kind that gives any person the right to purchase or otherwise receive the Sale Shares or any portion thereof (or any interest therein).

f.	Seller confirms that she has not directly or indirectly entered into any arrangement or agreement with any person to sell, dispose-of or otherwise deal with the Sale Shares held by the Seller.

g.	Seller has clear and marketable title to the Sale Shares and is entitled to sell, transfer and convey to the Purchaser all of the legal and beneficial interest in such Sale Shares on the terms of this Agreement.

h.	Seller has not, nor has anyone authorized on her behalf, done, committed or omitted any act, deed, matter or thing whereby any of the Sale Shares owned by the Seller are- or may be forfeited or extinguished.

i.	Purchaser will acquire a valid and marketable title to the Sale Shares and the said shares to be delivered by the Seller to the Purchaser pursuant to this Agreement will be, when delivered, duly authorized, validly issued, fully paid-up and will be free and clear of all Encumbrances and third-party rights and interests;

j.	No Taxes are required to be deducted at source or withheld by the Purchaser under Law from payments to be made to the Seller for the Sale Shares;

6.9.	No Conflicts. The execution, delivery and performance of- and compliance with this Agreement and the conclusion of the transactions contemplated by this Agreement do not and will not:

a.	violate, conflict with, result in or constitute a default under, result in the termination, cancellation or modification of, accelerate the performance required by, result in a right of termination under, or result in any loss of benefit under: (i) any material contract to which the Seller and/or Affiliates are a party; (ii) a material permit/license; (iii) any agreements relating to the indebtedness of the Affiliates, or the Seller (v) any agreements entered into between any or the Seller or any of its respective Affiliates;

b.	violate or conflict with any Law to which EE and/or its Affiliates, the Seller or any of their respective property is subject;

i.	violate the provisions of the transaction documents with respect to the Seller, EE and its Affiliates; or

ii.	impose any Encumbrances on the Sale Shares or EE and its Affiliates Assets.

6.10.	No Proceedings. There are no legal or governmental proceedings pending to which either of the Seller or EE or its Affiliates is a party or to which any of the property of either of the Seller or the Company or Sale Shares is subject, and which in either case could reasonably be expected to have an Adverse Material Effect on the power or ability of either of the Seller or the Company and its Affiliates to perform theirs obligations under this Agreement.

6.11.	The Seller hereby represents, warrants and undertakes to the Purchaser that the warranties set forth in this Agreement are true, correct, complete and accurate as on the Closing Date and further acknowledges that the Purchaser is entering into this Agreement relying on the said warranties.

6.12.	The Purchasers’ Warranties. The Purchaser hereby represents and warrants to the Seller as follows:

a.	It has all requisite power and authority to enter into this Agreement, to perform its obligations thereunder and to conclude the Transaction contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations hereunder and the conclusion by the Purchaser of the transactions contemplated hereby, have been duly authorized by all necessary actions; -

b.	This Agreement constitutes valid, legally binding and enforceable obligations of the Purchaser; -

6.13.	Each of the Parties shall give the other Parties prompt notice in writing of any event, condition or circumstance (whether existing on or before the Effective Date or arising thereafter) that would cause any of their respective warranties to become untrue or incorrect or incomplete or inaccurate or misleading in any respect, that would constitute a violation or breach of any of the warranties as of any date from the Effective Date or that would constitute a violation or breach of any terms and conditions contained in this Agreement. This requirement shall not prejudice the right of the Parties to terminate this Agreement pursuant to a breach of the terms or to seek indemnity for any breach of the warranties in terms of this Agreement. Each Party undertakes to notify the other Parties promptly after becoming aware of such event, in any event no later than 10 (ten) days after becoming aware of such event.

6.14.	Each of the warranties shall be construed as a separate , warranty, , as the case may be, and shall not be limited by inference from the terms of any other representation or warranty or by any other term of this Agreement.

6.15.	Except as expressly stated, no representation made by the Parties shall be deemed to qualify any other representation made by them.

7.	INDEMNIFICATION AND DAMAGES

7.1.	In consideration of the purchase of the Sale Shares by the Purchaser from the Seller hereunder, each Party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless, the other Party (the “Indemnified Party”), its Affiliates and each of their respective partners, officers, employees, shareholders, and/or, agents, as the case may be, from and against, any and all, direct Damages, Losses, Liabilities, obligations, including fines, penalties, levies arising out of any action, investigation, inquiry, notice, suit, judgment, claim of any kind including third party claims, interest, governmental and statutory action, including costs, litigation and arbitral costs, taxes or expenses (including without limitation, reasonable attorney’s fees and expenses) suffered or incurred, directly or indirectly by any Indemnified Party as a result of:

a.	any misrepresentation or inaccuracy in any Warranty made by such Indemnifying Party, or any failure by such Indemnifying Party to perform or comply with any agreement, obligation, liability, representation, warranty, term, or undertaking contained in this Agreement;

b.	any fraud committed by the Indemnifying Party, at any time;

c.	Taxes, costs, and expenses (including reasonable fees and disbursements) arising in respect thereof, arising out of- or in connection with any demand by a Governmental Authority against the Indemnified Party in connection with performance of any obligation under this Agreement.

7.2.	In the event the EE or its Affiliates or the Seller make any payment pursuant to this Section 7 (Indemnification), the same shall be grossed up to take into account any Taxes, payable by the Indemnified Parties, or deductible by EE, on such payment.

7.3.	The indemnified rights of the Indemnified Parties under this Agreement are independent of-, and in addition to-, such other rights and remedies as Indemnified Parties may have at Law or in equity or otherwise, including the right to seek specific performance or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby.

7.4.	The above indemnity shall take effect upon Closing and shall lapse on the third anniversary of the Closing Date.

8.	LIMITATION OF LIABILITY

8.1.	Notwithstanding anything to the contrary hereinbefore contained, the Purchaser and/or the EE Group of Companies shall not have any Claim against the Seller in respect of any action arising from a breach of any representation or warranty or an indemnity in terms of this Agreement, unless the aggregate of the amounts payable as a result of all such breaches exceeds R250,000. Any such Claim shall be limited to the amount(s) in excess of R250,000, but shall not exceed in respect of all Claims arising from all breaches of all representations, warranties or under all indemnities, in the aggregate, of 100% (one hundred percent) of the Purchase Price.

8.2.	In the event that the Purchaser may have any claims against the Seller, which in aggregate exceed 25% of the Purchase Price, the Seller shall be entitled to cancel this Agreement, and the Parties shall be restored as near as may be possible to the positions in which they would have been had this Agreement not been signed, it being agreed that any costs incurred by the Parties as a result of such restitution, shall be for their own respective accounts.

9.	EXCLUSION OF LIABILITY FOR INDIRECT DAMAGES AND CONSEQUENTIAL LOSS

9.1.	Notwithstanding anything to the contrary contained in this Agreement, neither the Seller nor the EE Group of Companies’ employees, agents or contractors (in whose favour this constitutes a stipulatio alteri) shall be liable, under any circumstances whatsoever, including as a result of the Seller’s negligent (but excluding grossly negligent) acts or omissions or those of the EE Group of Companies’ employees, agents or contractors or other persons, for any indirect, extrinsic, special, penal, punitive or consequential loss or damage (including any loss of operation time, corruption or loss of information, loss of contracts, loss of- or damage to goodwill and/or loss of profits or anticipated savings) whether arising in contract, delict or otherwise and whether or not the loss or damage was foreseeable, which may be suffered or incurred by the Purchaser, its directors and/or its employees as a result of, or in connection with, the provisions of this Agreement or performance in terms of this Agreement.

10.	TERMINATION

10.1.	Each of the Parties shall take all steps necessary to fulfil the Conditions Precedent promptly. Subject to Section 8.2, if the Conditions are not satisfied, or waived, as the case may be, in accordance with the provisions of Section 3 then, the non-defaulting Party may (without limiting their right to claim damages or exercise any other rights and remedies they may have under this Agreement):

a.	terminate this Agreement with immediate effect;

b.	defer Closing to a date being not more than 45 Business Days (unless the Parties agree otherwise) following the date of fulfilment of all Conditions. If the parties having used their respective reasonable endeavours to effect Closing during the intervening period cannot reach an agreement, either Party may terminate the agreement with immediate effect; or

c.	proceed to Closing as far as practicable.

10.2.	Any termination of this Agreement shall be without prejudice to any rights and obligations of the Parties accrued or incurred prior to the date of such termination, which shall survive the termination of this Agreement.

10.3.	In the event that the planned IPO of GG does not take place as anticipated, the parties will mutually agree to either proceed with the acquisition without the IPO, in which event the purchase price (together with interest accrued thereon) shall be transferred to the Seller on the date on which the IPO would have occurred, or cancel the agreement with all ownership in the shares in EE reverting to the Seller as the current shareholder and the R10,000,000 (together with interest accrued thereon) paid in two instalments being repaid to the Purchaser. For clarity, if GG has not completed its IPO by 30 April 2022, this will be seen by both Parties as non-completion and both Parties can then mutually agree whether to proceed with-, cancel or extend the Agreement.

12.	CONFIDENTIALITY

12.1.	Confidentiality:

a.	Each Party shall keep all information relating to each other Party, information relating to the transactions herein and this Agreement (collectively referred to as the “Information”) confidential. None of the Parties shall issue any public release or public announcement or otherwise make any disclosure concerning the Information without the prior approval of the other Party; provided however, that nothing in this Agreement shall restrict any of the Parties from disclosing any information as may be required under applicable Law subject to providing a prior written notice of 10 (Ten) Business Days to the other Parties (except in case of regulatory inquiry or examination, and otherwise to the extent practical and permitted by Law) . Subject to applicable Law, such prior notice shall also include (a) details of the Information intended to be disclosed along with the text of the disclosure language, if applicable; and (b) the disclosing Party shall also cooperate with the other Parties to the extent that such other Party may seek to limit such disclosure including taking all reasonable steps to resist or avoid the applicable requirement, at the request of the other Parties.

b.	Nothing in this Section 12, Point 12.1 shall restrict any Party from disclosing Information for the following purposes:

i.	To the extent that such Information is in the public domain other than by breach of this Agreement;

ii.	To the extent that such Information is required to be disclosed by any applicable Law or required to be disclosed to any Governmental Authority to whose jurisdiction such Party is subject or with whose instructions it is customary to comply;

iii.	To the extent that any such Information is later acquired by such Party from a source not obligated to any other Party hereto, or its Affiliates, to keep such Information confidential;

iv.	Insofar as such disclosure is reasonably necessary to such Party’s employees, directors or professional advisers, provided that such Party shall procure that such employees, directors or professional advisors treat such Information as confidential. For the avoidance of doubt, it is clarified that disclosure of information to such employees, directors or professional advisors shall be permitted on a strictly “need-to-know basis”;

v.	To the extent that any of such Information was previously known or already in the lawful possession of such Party, prior to disclosure by any other Party hereto; and

vi.	To the extent that any information, materially similar to the Information, shall have been independently developed by such Party without reference to any Information furnished by any other Party hereto.

vii.	Where other Parties have given their prior approval to the disclosure.

c.	Any public release or public announcement (including any press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public) containing references the investment made by the Purchaser in EE, shall require the prior written consent of both Parties.

10.	DATA PROTECTION

10.1.	Each party acknowledges and agrees, and hereby expressly consents, as follows:

(i) in the performance of this Agreement, and the delivery of any documentation hereunder, Customer Data, may be generated, disclosed to a Party to this Agreement, and may be incorporated into files processed by either Party or by the Affiliates of either Party; (ii) Customer Data will be stored as long as such data is necessary for the performance in terms of this Agreement (iii) it represents and warrants that it has all legal right and authority to disclose any Customer Data of any third party it discloses to the other Party to this Agreement, and that it has obtained the necessary consents from the relevant third party data subjects to so disclose such Customer Data; (iv) it has been informed of the existence of its right to request access to, removal of or restriction on the processing of its Customer Data, as well as to withdraw consent at any time; and (v) it acknowledges its right to file a complaint with the Customer Data supervisory authority in the relevant jurisdiction.

11.	ARBITRATION

11.1.	Any dispute arising out of- or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to- and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC Rules") for the time being in force, which rules are deemed to be incorporated by reference in this Section.

11.2.	The Parties agreed that any arbitration commenced pursuant to this Section shall be conducted in accordance with the Expedited Procedure set out in Rule 5.2 of the SIAC Rules.

11.3.	The Tribunal shall consist of one arbitrator.

11.4.	The language of the arbitration shall be English.

11.5.	This Section shall survive the termination of this Agreement.

12.	GENERAL PROVISIONS

12.1.	Survival. The indemnity provisions shall survive for 3 years after the Closing. Any other provision which by virtue of its nature is intended to survive shall survive the termination of this Agreement.

12.2.	Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of- and be binding upon the respective successors and assigns of the Parties. Nothing expressed or referred to herein will be construed to give any person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

12.3.	Assignment. The Parties hereby agree that no assignment of this Agreement will be permitted without the prior written consent of other Parties.

12.4.	Counterparts. This Agreement may be executed in any number of originals or counterparts, each in the like form and all of which when taken together shall constitute one and the same document, and any Party may execute this Agreement by signing any one or more of such originals or counterparts.

12.5.	Notices and deliverables. Notices, demands or other communication required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by prepaid post with recorded delivery, or email addressed to the intended recipient, or to such other address or email number as a Party may from time to time duly notify to the others:

a.       IF TO THE PURCHASER

i.	Name	: Genius Group Limited

ii.	Address	: 8 Amoy Street, #01-01 Singapore 049950

iii.	Attention	: Roger James Hamilton

iv.	Email	: rogerjameshamilton@gmail.com

b.       IF TO THE SELLER

i.	Name	: Lilian Magdalena Niemann

ii.	Address	: 1 Marlborough Mansions, 20A Queens Road, Bantry Bay, 8005, Western Cape, South Africa

iii.	Attention	: Lilian Magdalena Niemann

iv.	Email	: lmniemann@iafrica.com

12.6.	Amendments. No amendment or variation of this Agreement shall be binding on any Party unless such variation is in writing and duly signed by all the Parties.

12.7.	Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.

12.8.	Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement and any such deletion shall not affect the enforceability of the remainder of this Agreement not so deleted provided the fundamental terms of this Agreement are not altered.

12.9.	Entire Agreement. This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior arrangements whether oral or written, relating to such subject matter. No Party has relied upon any representation or warranty in entering this Agreement other than those expressly contained herein.

12.10.	Independent Rights. Each of the rights of the Parties under this Agreement are independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of a Party, whether under this Agreement or otherwise.

12.11.	Any date or period as set out in any Section of this Agreement may be extended with the written consent of the Parties failing which time shall be of the essence.

12.12.	Costs. Each party shall bear its own expenses incurred in preparing this Agreement. The securities transfer tax and other costs payable on this Agreement, and the share transfer deed in relation to the Sale Shares shall be borne by the Purchaser.

12.13.	The provisions of this Agreement and the Appendixes attached hereto shall (as far as possible) be interpreted in such a manner as to give effect to all such documents; provided however, that in the event of an inconsistency between this Agreement and the Appendixes, to the extent permitted by applicable Law, provisions of this Agreement shall prevail as between the Parties and shall govern their contractual relationship and the Parties shall cause the necessary amendments to the Appendixes attached hereto.

12.14.	Governing Law: This Agreement and the relationship between the Parties shall be governed by-, and interpreted in accordance with, the Laws of Singapore.

In witness hereof, the Parties’ authorized representatives have executed this Agreement as of the date and year first herein above written.

On behalf of the Seller:		On behalf of the Purchaser

By:	/s/ Lili Magdalena Niemann	By:	/s/ Roger Hamilton

Printed Name:		Printed Name:
	Lili Magdalena Niemann		Roger Hamilton

Title:		Title:
	Director		CEO

E-Squared Education Enterprises (Pty) Ltd.
Registration No. 2002/020554/07

EDUCOLLEGE | PRIVATESCHOOLSPE | EDUOPTIONSACADEMY | EDUCITYCAMPUS

ED-U COLLEGE (PE)

NPC (Non Profit Company)
Company Reg. No: 1995/0118113/08
Independent School
Early Childhood to Grade 12
Non Profit Organisation
Reg. No: 056-890-NPO
Public Benefit Organisation
Reg No: 130000514
Umalusi Accreditation
Reg. No: 19 SCH01 00731
DBE (Department of Basic Education)
Reg. No: 200100190
Exam Reg. No: 4342021

DIRECTORS

LM Niemann (Managing)
DHL. Niemann (Non- Executive)
M Castelyn (Non-Executive)

PRIVATE SCHOOLS PE (Pty) Ltd

Company Reg. No. 2008/012290/07
Private Saturday Enrichment Centre
Extra Classes 6 – 60 years

DIRECTORS

LM. Niemann (Managing)

ED-U OPTIONS ACADEMY (Pty) Ltd

Company Reg. No. 2002/030669/07
Private Business & Skills College
CATH Seta – Registration number in progress
ETDP Seta – Registration number in progress
MICT Seta Reg No. ACC/2015/02/001
SERVICES Seta Reg No. 2430
QCTO Nated /14/0086
(Quality Council for Trades & Occupations – N4-N6 Nated Courses)
DHET Reg No. 2010/FE07/095
(Department of Higher Education & Training)

DIRECTORS

LM. Niemann (Managing)
CP. Bester (Non- Executive)

ED-U CITY CAMPUS (Pty) Ltd

Company Reg. No. 2001/018174/07
Private Higher Education Institute
CHE Reg. No. 02HB03
(Council of Higher Education)
DHET Certificate Nr. 2002/HE07/003
(Department of Higher Education & Training)

DIRECTORS

LM. Niemann (Managing)
CP. Bester (Non- Executive)

RARA AVIS FOUNDATION

NPC (Non Profit Company)
Company Reg. No.2002/027914/08
Scholarship and Bursary Fund

DIRECTORS

LM. Niemann (Managing)
DHL. Niemann (Non- Executive)
M Castelyn (Non-Executive)
CP. Bester (Non- Executive)

eCUBE E & ONLINE EDUCATION (Pty) Ltd

South African Company Reg. No. 2019/460340/07
United Kingdom Company Reg. No. 12618350

DIRECTORS

LM. Niemann (Managing)
DHL. Niemann (Non- Executive)
C Niemann (Non-Excecutive)
CP. Bester (Non-Executive)

APPENDIX 1 - EE GROUP OF COMPANIES